Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rexahn Pharmaceuticals, Inc. on Form S-8 of our report dated February 25, 2005 (which report expresses an unqualified opinion), relating to the financial statements and financial statement schedule of Rexahn Pharmaceuticals, Inc. (formerly Corporate Road Show.Com Inc.) included in the Annual Report on Form 10-KSB of Rexahn Pharmaceuticals, Inc. for the fiscal year ended December 31, 2004, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Lazar, Levine & Felix, LLP

New York, New York
October 26, 2005